STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                       RESTATED ARTICLES OF INCORPORATION

     Pursuant to Section 33-10-107 of the 1976 South Carolina Code, as amended, the corporation hereby submits the following information:

1.   The name of the Corporation is Emergent Group, Inc.

2. If the name of the Corporation has ever been changed, all of its former names:

     (a)  Golden Tye Corporation

     (b)  National Railway Utilization Corporation

     (c)  NRUC Corporation

3.   The original articles of incorporation were filed on June 19, 1968.

4. The registered office of the Corporation is 15 South Main Street, Suite 700, in the city of Greenville, South Carolina 29606, and the registered agent at such address is Robert S. Davis.

5. The Corporation is authorized to issue shares of stock as follows:

     a. [x] If the corporation is authorized to issue a single class of shares, the total number of shares authorized is 100,000,000 shares of Common Stock, par value $0.05.

     b. [ ] The Corporation is authorized to issue more than one class of shares:

               Class of Shares             Authorized No. of Each Class

     The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:

     (1) Each share of Common Stock shall be entitled to one vote per share on all matters to be submitted to shareholders of the Corporation.

6. The optional provisions which the corporation elects to include in the articles of incorporation are as follows (See ss. 35-2-221 of the South Carolina Code):


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     (a) The Corporation elects not to have preemptive rights.

     (b) A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed under Section 33-8-330 of the Act (improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit.

7. Unless a delayed effective date is specified, this application will be effective upon acceptance for filing by the Secretary of State (See ss. 33-1-230(b)). ________________


Date: May 27, 1997                        EMERGENT GROUP, INC.

                                          By:  /s/ Robert S. Davis
                                             -----------------------------------
                                               Robert S. Davis
                                               Vice President -- Administration